IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

LOUIS SCARANTINO, On Behalf of Himself	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
and All Others Similarly Situated,

Plaintiff,
Case No. 17 3700
v.
CLASS ACTION
CDI CORP., JOSEPH L. CARLINI, MICHAEL
J. EMMI, WALTER R. GARRISON,		DEMAND FOR JURY TRIAL
LAWRENCE C. KARLSON, RONALD J.
KOZICH, ANNA M. SEAL, ALBERT E.
SMITH, BARTON J. WINOKUR, NOVA
INTERMEDIATE PARENT, LLC, and NOVA
MERGER SUB, INC.,

Defendants.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on July 31, 2017 (the “Proposed Transaction”), pursuant to which CDI Corp. (“CDI” or the “Company”) will be acquired by Nova Intermediate Parent, LLC (“Parent”) and its wholly-owned subsidiary, Nova Merger Sub, Inc. (“Merger Sub,” and together with Parent, “Nova”), which are affiliates of private equity firm AE Industrial Partners, LLC (“AEI”).

2. On July 31, 2017, CDI’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Nova commenced a tender offer

(the “Tender Offer”) to acquire all of CDI’s outstanding stock for $8.25 per share in cash. The Tender Offer is currently set to expire on September 12, 2017. Following the consummation of the Tender Offer and subject to the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

3. On August 14, 2017, defendants filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”), which recommends that CDI’s stockholders approve the Proposed Transaction and tender their shares in the Tender Offer.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of CDI common stock.

9. Defendant CDI is a Pennsylvania corporation and maintains its principal executive offices at 1735 Market Street, Suite 200, Philadelphia, Pennsylvania 19103. CDI’s common stock is traded on the NYSE under the ticker symbol “CDI.”

10. Defendant Joseph L. Carlini (“Carlini”) has served as a director of CDI since 2014.

11. Defendant Michael J. Emmi (“Emmi”) has served as a director of Emmi since 1999.

12. Defendant Walter R. Garrison (“Garrison”) has served as a director of CDI since 1958 and as Chairman of the Board since 1961. From 1961 until 1997, he also served as President and Chief Executive Officer (“CEO”) of CDI.

13. Defendant Lawrence C. Karlson (“Karlson”) has served as a director of CDI since 1989.

14. Defendant Ronald J. Kozich (“Kozich”) has served as a director of CDI since 2003.

15. Defendant Anna M. Seal (“Seal”) has served as a director of CDI since 2010.

16. Defendant Albert E. Smith (“Smith”) has served as a director of CDI since 2008 and as Lead Director since February 2014.

17. Defendant Barton J. Winokur (“Winokur”) has served as a director of CDI since 1968.

18. The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.”

19. Defendant Parent is a Delaware limited liability company and a party to the Merger Agreement.

20. Defendant Merger Sub is a Pennsylvania corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of CDI (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

22. This action is properly maintainable as a class action.

23. The Class is so numerous that joinder of all members is impracticable. As of August 11, 2017, there were approximately 18,793,206 shares of CDI common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

24. Questions of law and fact are common to the Class, including, among others: (i) whether defendants violated the 1934 Act; and (ii) whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

25. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

27. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

28. CDI Corp. and its subsidiaries are providers of solutions based on skilled technical and professional talent. CDI’s business is comprised of four segments: Enterprise Talent, Specialty Talent and Technology Solutions, Engineering Solutions and Management Recruiters International. The Company provides to clients engineering and information technology solutions encompassing managed, project and talent services. CDI’s clients are in multiple industries, including energy, chemicals, infrastructure, aerospace, industrial equipment, technology, as well as municipal and state governments, and the United States Department of Defense. CDI has offices and delivery centers in the United States and Canada. In addition, CDI provides recruiting and staffing services through its global MRINetwork of franchisees.

29. The Individual Defendants caused the Company to enter into the Merger Agreement with Nova on July 31, 2017.

30. The Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “no solicitation” provision in the Merger Agreement that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals.

31. Further, the Company must promptly advise Nova of any proposals or inquiries received from other parties.

32. Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to withdraw its approval of the Proposed Transaction under extremely limited circumstances, and grants Nova a “matching right” with respect to any “Superior Proposal” made to the Company.

33. Further locking up control of the Company in favor of Nova, the Merger Agreement provides for a “termination fee” payable by the Company to Nova if the Individual Defendants cause the Company to terminate the Merger Agreement.

34. By agreeing to all of the deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

35. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

36. The Solicitation Statement omits material information regarding the Proposed Transaction, which renders the Solicitation Statement false and misleading.

37. First, the Solicitation Statement omits material information regarding the Company’s financial projections and the analyses performed by the Company’s financial advisor, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”). The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. Moreover, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

38. Specifically, the Solicitation Statement indicates that, in performing its discounted cash flow analysis of the Company, Houlihan Lokey used the Company’s projected unlevered, after-tax free cash flows. The Solicitation Statement, however, fails to disclose those projected unlevered, after-tax free cash flows, as well as all of the line items used to calculate those free cash flows.

39. Additionally, the Solicitation Statement states that, in performing its valuation analyses of the Company, Houlihan Lokey reviewed “financial projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2017 through 2019 (the “Projections”), estimates of certain tax assets of the Company (the “Tax Assets”), and estimates of the Company’s ability to utilize such Tax Assets to achieve future tax savings on a standalone basis (the “Estimated Tax Savings”).” The Solicitation Statement, moreover, states that “[t]he implied per share value reference ranges indicated by the selected companies and discounted cash flow analyses reflected certain estimated future tax savings from the Company’s net operating loss tax carryforwards and/or other tax attributes based on the Company Projections, estimates of the Company’s estimated net operating loss tax carryforwards and other information provided by Company management.” The Solicitation Statement, however, fails to quantify and disclose the Company’s estimated net operating loss tax carryforwards and/or other tax attributes, as well as the tax savings attributable to those tax attributes.

40. Further, the Solicitation Statement provides projections for non-GAAP (generally accepted accounting principles) EBITDA, but it fails to provide the line item projections for the metrics used to calculate the non-GAAP EBITDA measure or otherwise reconcile the non-GAAP EBITDA projections to the most comparable GAAP measures.

41. Finally, the Solicitation Statement uses two different definitions for the Company’s financial projections. That is, they are defined in the Solicitation Statement both as “Projections” and “Forecasts.” The portion of the Solicitation Statement discussing Houlihan Lokey’s valuation analyses refers to the Company’s “Projections,” whereas the section of the Solicitation Statement providing stockholders with (only some of) the Company’s projections refers to the Company’s “Forecasts.” To the extent that the Projections and Forecasts are different, defendants must disclose the Company’s “Projections” as used by Houlihan Lokey in its valuation analyses.

42. With respect to Houlihan Lokey’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the Company’s unlevered, after-tax free cash flows that were used by Houlihan Lokey; (ii) the inputs and assumptions underlying the discount rate range of 14.0% to 15.0%; (iii) the exit multiples implied from the analysis; and (iv) the value of the Company’s estimated net operating loss tax carryforwards and/or other tax attributes, as well as the tax savings attributable to those tax attributes.

43. The Solicitation Statement fails to disclose whether Houlihan Lokey performed any additional valuation analyses, including a commonly-performed precedent transactions analysis. If so, defendants must disclose a fair summary of those analyses. If not, the Solicitation Statement must disclose Houlihan Lokey’s basis for believing only two valuation analyses were necessary to opine on the financial fairness of the Proposed Transaction.

44. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: (i) “Opinion of the Company’s Financial Advisor;” and (ii) “Certain Forecasts.”

45. Second, the Solicitation Statement omits material information regarding potential conflicts of interest of the Company’s Board members.

46. The Solicitation Statement states that “Barton J. Winokur, a member of the Board, is a senior partner in the law firm of Dechert LLP (“Dechert”),” which “has served as counsel to the Company with respect to the Merger Agreement, the Offer and the Merger and will receive fees for such representation.” The Solicitation Statement, however, fails to disclose any information regarding the circumstances leading to the engagement of Dechert in connection with the Proposed Transaction, whether the Board considered any potential conflicts of interest relating to Dechert’s engagement, and the amount of compensation Dechert has earned, or is expected to earn, in connection with the Proposed Transaction. The Solicitation Statement also must disclose whether Winokur participated in providing the Board with legal advice on behalf Dechert in connection with the Proposed Transaction.

47. Additionally, the Solicitation Statement states that “Messrs. Carlini, Emmi, Karlson and Winokur, each members of the Board, served on the Board’s Transaction Committee in connection with the negotiation of the Transactions and received customary fees in connection with their service on the Transaction Committee.” The Solicitation Statement then directs stockholders to the Company’s Amendment No. 1 to its 10-K to observe the amount of additional compensation the Transaction Committee earned in connection with the Proposed Transaction. Defendants must disclose in the Solicitation Statement itself the amount of fees the Transaction Committee members were paid, as well as the timing and circumstances leading to the additional award of compensation to the Transaction Committee members.

48. Information and communications regarding the additional compensation of Board members during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

49. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: (i) “Arrangements with Current Executive Officers and Directors of the Company;” and (ii) “Background of the Merger Agreement; Reasons for the Recommendation.”

50. Third, the Solicitation Statement omits material information regarding potential conflicts of interest of Houlihan Lokey. The full disclosure of all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives.

51. Specifically, the Solicitation Statement fails to disclose whether Houlihan Lokey has provided any financial advisory or other services to CDI, Nova, or AEI (or their affiliates) in the past three years and, if so, the nature and timing of the services provided and the amount of compensation earned by Houlihan Lokey in connection with those services.

52. The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: (i) “Background of the Merger Agreement; Reasons for the Recommendation;” and (ii) “Opinion of the Company’s Financial Advisor.”

53. Fourth, the Solicitation Statement omits material information relating the background leading to the Proposed Transaction.

54. The Solicitation Statement indicates that the Board entered into the Proposed Transaction with AEI and Nova, despite the fact that a third party, “Party D,” expressed interest in acquiring the Company and actually proposed to acquire CDI for more consideration than AEI. Notwithstanding Party D’s higher offer, the Board entered into the Merger Agreement, which contained a “no solicitation” provision that prevented the Board from having discussions with Party D. In this regard, the Solicitation Statement indicates that:

On the afternoon of July 31, 2017, after public announcement of the Transactions, Party D contacted Houlihan Lokey to state that Party D and Party G would be willing to sign the merger agreement on August 2, 2017, subject to board and investor approval from Party G. After discussion with the Transaction Committee and Dechert, including regarding the Company’s obligations under the Merger Agreement, the Transaction Committee directed Houlihan Lokey to inform Party D of the Company’s obligations under the Merger Agreement and, out of an abundance of caution, directed Dechert to inform AEI of the communication from Party D.

55. The Solicitation Statement fails to disclose the result of these conversations with AEI, and whether the Board engaged in further conversations with Party D. If so, the Solicitation Statement must disclose the substance, status, and result of these conversations. If not, the Solicitation Statement must provide the Board’s basis for not engaging in further conversations with Party D, notwithstanding the existence of a “fiduciary out” provision in the Merger Agreement.

56. Additionally, the Solicitation Statement indicates that the Company entered into nondisclosure agreements (“NDAs”) with various parties in connection with the sales process that contained standstill provisions that prevent those parties from making acquisition offers for the Company. Although the Solicitation Statement states that the NDA counterparties could make confidential proposals to the Board, it also states that “the exact terms of the NDA[s] were separately negotiated with each prospective buyer and differed from what was presented in the initial draft.” The Solicitation Statement therefore must disclose whether any of the NDAs contain a “don’t ask, don’t waive” standstill provision that is preventing any of the counterparties, including Party D, from requesting a waiver of standstill provisions to submit a topping bid to acquire the Company.

57. The omission of this material information renders the “Background of the Merger Agreement; Reasons for the Recommendation” section of the Solicitation Statement false and misleading.

58. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to CDI’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

59. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

60. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading... in connection with any tender offer or request or invitation for tenders[•]

61. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

62. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

63. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

64. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

65. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

66. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

67. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

68. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

69. Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

70. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

71. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

72. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[•]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

73. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

74. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

75. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

76. Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Nova)

77. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

78. The Individual Defendants and Nova acted as controlling persons of CDI within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of CDI and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

79. Each of the Individual Defendants and Nova was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

80. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

81. Nova also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

82. By virtue of the foregoing, the Individual Defendants and Nova violated Section 20(a) of the 1934 Act.

83. As set forth above, the Individual Defendants and Nova had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

84. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

85. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiffs attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: August 17, 2017	RM LAW, P.C.

By:
OF COUNSEL:		Richard A. Maniskas (PA Bar No. 85942)
RIGRODSKY & LONG, P.A. Brian D. Long (PA Bar No. 82370) Gina M. Serra (PA Bar No. 308207) 2 Righter Parkway, Suite 120 Wilmington, DE 19803 (302) 295-5310		1055 Westlakes Drive, Suite 300 Berwyn, PA 19312 (484) 324-6800 Attorneys for Plaintiff

CERTIFICATION OF PLAINTIFF

I, LOUIS SCARANTINO (“Plaintiff”), hereby declare as to the claims asserted under the federal securities laws that:

1. Plaintiff has reviewed the complaint and authorizes its filing.

2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiff’s counsel or in order to participate in any private action.

3. Plaintiff is willing to serve as a representative party on behalf of the class, either individually or as part of a group, and I will testify at deposition or trial, if necessary. I understand that this is not a claim form and that I do not need to execute this Certification to share in any recovery as a member of the class.

4. Plaintiff’s purchase and sale transactions in the CDI Corp. (NYSE: CDI) security that is the subject of this action during the class period is/are as follows:

PURCHASES

Buy Date	Shares	Price per Share
12/16/16	100	$7.35

SALES

Sell Date	Shares	Price per Share

Please list additional transactions on separate sheet of paper, if necessary.

5. Plaintiff has complete authority to bring a suit to recover for investment losses on behalf of purchasers of the subject securities described herein (including Plaintiff, any co-owners, any corporations or other entities, and/or any beneficial owners).

6. During the three years prior to the date of this Certification, Plaintiff has not moved to serve as a representative party for a class in an action filed under the federal securities laws.

7. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond Plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the Court.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 16th day of August, 2017.

LOUIS SCARANTINO

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